AGREEMENT dated 1 March 2026

Service agreement

Between

Finger Motion Company Limited (referred to as “FMCL”)

And

Choe Yang Yeat (“the Consultant”)

BACKGROUND:

FMCL is a company incorporated in HongKong SAR and is in the business of Mobile Recharge and Top-up business in China and Big Data Development (“the Business”).

A.	The Consultant is qualified and experienced in Strategic Business Partnership and Relationship.

B.	FMCL intends to engage the services of the Consultant for the Group.

C.	The parties wish to record the terms and conditions under which the Consultant is to provide services to FMCL pursuant to this agreement.

AGREEMENT:

1.	Services Provided

1.1	The Consultant shall be engaged by FMCL to assist in as the Strategic Business Partnership and Relationship and to provide those services to FMCL as are set out in the attached Schedule A and at the discretion of FMCL any other related services as may be reasonably required by FMCL.

1.2	FMCL and the Consultant will keep each other fully informed on all matters arising out of the performance of this agreement.

1.3	The Consultant hereby covenants to conduct the Business and all functions required to be performed by it:

a.	in good faith;

b.	in the best interests of FMCL;

c.	in strict compliance with the terms of this agreement;

d.	to the highest standards applicable to the Business; and

e.	to maintain and enhance the good business reputation of FMCL.

2.	Term of the Contract

2.1	This agreement shall remain in force from 1st March 2026 (commencement date) to 28 Feb 2027 (expiry date).

2.2	This agreement shall terminate upon the expiry date unless (i) Early termination by either party or (ii) Renewal of the Agreement where a notice period of three (3) months’ notice shall be required to be given. As for renewal of the Agreement, the renewal terms shall be discussed and to be agreed upon.

2.3	This agreement replaces any previous agreements between FMCL and the Consultant.

3.	Reporting

3.1	The Consultant shall report directly to the CEO of the GROUP, Martin Shen.

4.	Consultant’s Duties

4.1	The Consultant shall during the period of this agreement:

a.	diligently and faithfully serve FMCL and use the Consultant’s best endeavours to promote and protect the interests of FMCL and any other related company;

b.	carry out the duties and responsibilities contained in the description annexed as Schedule A to this agreement in a manner consistent with achieving FMCL objectives;

c.	promptly carry out and comply with all reasonable and lawful policies, instructions and directions given to the Consultant by FMCL or any other person authorised by the Company;

d.	if required from time to time by FMCL, perform services not only for FMCL but all other related company (or investee companies) and adopt such corporate titles as FMCL directs from time to time (if applicable).

e.	comply with all of FMCL policies, rules and regulations in force from time to time;

f.	comply with all delegated expenditure authorities as may be determined by FMCL from time to time (if applicable);

g.	maintain membership of any professional body as stipulated by FMCL from time to time (if applicable).

5.	Payment

5.1	In consideration of the services provided by the Consultant, FMCL agrees to pay to the Consultant, on an agreed monthly pro-rated basis, from the Commencement Date, of USD9,500 (United State Dollars:- Nine Thousand Five Hundred only).

5.2	The Consultant acknowledges and agrees that its initial fee has been set based on the level of responsibility assumed by the Consultant at the commencement of this agreement.

5.3	If, by reason of any court order, the Consultant is unable to perform some or all of her duties under this agreement, the Fee shall not be payable during the period it is so affected.

6.	Excluded Duties

6.1	Except as provided within clause 4.1 of this Agreement, the Consultant shall have no power without the awareness, agreement and approval of the directors of FMCL to enter into any legal, fiduciary and contractual agreements, business arrangement, warranties and obligations of and guarantees on the part of FMCL.

7.	Availability

7.1	Notwithstanding anything else contained in this agreement the Consultant is to be available to provide to FMCL the services set out in Schedule A and shall use the best endeavours to perform such services to such standard as can be reasonably expected when compared to industry norms.

7.2	It is acknowledged that to provide the services specified in this agreement the Consultant and its employees will primarily be based in Malaysia.

8.	Subcontracts and Assignment

8.1	The Consultant shall not be entitled to assign the benefit of this agreement.

9.	Arbitration

9.1	In the event of any dispute, difference or question arising between the parties;

11.1.1	As to the construction of this Agreement;
11.1.2	Concerning anything contained in or arising out of this Agreement;
11.1.3	As to the rights, liabilities or duties of the parties; or
11.1.4	As to any other matter touching upon the relationship of the parties in respect of this Agreement (including claims in tort as well as in contract);

The matter shall be referred to:

11.1.5	An arbitrator appointed by mutual agreement of the parties; or
11.1.6	In the absence of agreement, by a single arbitrator nominated by the relevant court of law in Malaysia or its appointed judicial agency.

Arbitration under this clause shall be conducted in accordance with the provision of the judiciary in Malaysia and the decision of the arbitrator shall be final and binding upon the parties.

9.2	Arbitration in accordance with this clause shall be a condition precedent to any action at law under this Agreement saves that nothing in this clause shall prevent any party obtaining a restraining order or injunction to ensure maintenance of the status quo pending hearing and completion of arbitration.

12.	Termination of Contract

12.1	Termination

The contract shall be terminated upon expiry.

12.2	On termination of this agreement, the Consultant shall immediately deliver to FMCL all books, records, software, documents, plans, letters, papers and other material of every description and in every format whether written, contained on magnetic tape, disk or stored in any computer or otherwise (including all copies of or extracts from the same) within the Consultant’s possession or control relating to the business, affairs, property, customers, clients or principals of FMCL or any related company and, in respect of computer records, the Consultant shall delete all such records held by the Consultant or any computer system after delivering a legible written copy or machine readable disk or such records to FMCL.

12.3	Summary Termination

FMCL reserves the right to summarily terminate the agreement at any time without notice and without payment in lieu of notice for any of the following serious or material breaches by the Consultant:

a.	any wilful and serious breach of the terms of this Agreement, or continued neglect or any of the terms of this agreement or of any duties or responsibilities which may from time to time to time be properly assigned to the Consultant by FMCL after being given written notice of such neglect if such breach remains unresolved 10days after the giving of such notice, or if the Consultant shall fail to carry out such duties and responsibilities in a proper and effective manner; or

b.	bankruptcy or insolvency;

c.	illegal and or other actions (whether or not in the course of the Consultant’s appointment) of a manner likely to bring the office of FMCL into disrepute or of a manner which results in a serious continuing incompatibility between the parties; or

d.	material conflict with the interest of FMCL or its subsidiaries or their respective investee companies which damages FMCL ability to carry out its normal business.

13.	Confidential Information

13.1	Confidentiality

All matters relating to this agreement and all information acquired or received by the Consultant under this agreement shall be held confidential during the continuance of this agreement and shall not be divulged in any way to any third party, without the prior written approval of FMCL.

13.2	Consultants

The Consultant shall use its best endeavours to ensure that any of its directors, shareholders, agents and Consultants (as the case may be) who are at any time in possession of information do not disclose or permit the disclosure of the same. In any event the Consultant shall be responsible for the breach of clause 13.1 by his Consultants.

13.3	Survive Termination

The termination of this agreement shall not affect those provisions of this agreement, which are intended to continue after termination and shall also be without prejudice to any claim by the Company against the Consultant arising out of any breach or non-performance by the Consultant of any of the Consultant’s obligations under this agreement.

14.	Insurance

16.1	FMCL shall provide in its general public liability insurance policy to ensure that the services provided by the Consultant to FMCL pursuant to this agreement are covered by that insurance policy. FMCL shall also use its best endeavours to keep and maintain such other insurance policies in relation to the management services provided to FMCL pursuant to this agreement as the Consultant may reasonably request from time to time.

16.	Guarantee and Indemnity

16.1	In consideration of ITSB entering into this Agreement the Consultant guarantees the performance by itself and/or any of its sub-Consultants of the terms and conditions contained or implied in this Agreement.

17.	Modification

17.1	This agreement may not be modified or amended except by an instrument in writing signed by the parties.

18.	Effect of Waiver

18.1	No waiver by either party of any default in the strict and literal performance or compliance with any provision, conditions or requirement herein shall be deemed to be a waiver of strict and literal performance of an compliance with any other provision, condition or requirement herein nor to be a waiver of or in any manner release the other party from strict compliance with any provisions, condition or requirement in the future. Nor shall any delay or omission by either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to such party thereafter. Except when otherwise expressly stated therein no remedy expressly granted herein to either party shall exclude or be deemed to exclude any other remedy, which would otherwise be available.

19.	Partial Invalidity

19.1	If any term or condition contained in this agreement is declared or adjudged to be invalid or unenforceable, such term or condition shall be severable, shall be deemed to be deleted from this agreement and shall not affect the validity or enforceability of other terms or conditions herein contained.

20.	Notices

20.1	All notices and other communications required or permitted under this agreement shall be in writing and shall be delivered personally, sent by registered post (within Malaysia), telexed, telegraphed, sent by facsimile transmission or electronic mail (and promptly confirmed by registered post or, in the case of overseas mail, by air courier service). Any such notice shall be deemed given when so delivered personally, telexed, telegraphed by facsimile transmission or electronic mail to the parties or the next day after sending by registered post within Malaysia at the following addresses (or at such other address for a party as shall by specified by like notice below):

Finger Motion Company Limited

Unit 912, 9/F, Two Harbourfront,

22 Tak Fung Street,

Hunghom, Hong Kong

Choe Yang Yeat

NO.12, JALAN 52/10,

PETALING JAYA,

46200 SELANGOR, MALAYSIA.

21.	Entire Agreement

21.1	This agreement supersedes all prior and contemporaneous understanding, arrangements and undertakings between the parties.

22.	Independent Contactor

22.1	The Consultant acknowledges that he/she is an independent Consultant and under no circumstances is deemed to be a partner, Consultant or agent of either FMCL or any associated company nor shall it be deemed that any contract of employment exists between them.

SIGNED by the parties:

SIGNED

for and on behalf of

FINGER MOTION COMPANY LIMITED by:

/s/ Yew Hon Lee
SIGNED
by: Yew Hon Lee

The Consultant

/s/ Choe Yang Yeat
Choe Yang Yeat

SCHEDULE A

Initial Services of the Consultant for FINGER MOTION COMPANY LIMITED include but shall not be restricted to the forgoing:

1)	Providing FMCL or any of its related companies (collectively, “FMCL”) with introductions to certain entities which could form strategic alliances or partnerships with FMCL and its business;

2)	Assisting FMCL with strategic planning;

3)	Assisting with negotiations with any potential strategic alliance or partnership;

4)	Coordinating and negotiating with external partners for new business opportunities.